Issuer Free Writing Prospectus dated May 25, 2021
Filed Pursuant to Rule 433 under the Securities Act of 1933
Relating to the Preliminary Prospectus dated May 25, 2021
Registration Statement No. 333-255488
ZIPRECRUITER, INC.
This free writing prospectus relates to the Registration Statement on Form S-1 (File No. 333-255488) (the “Registration Statement”) that ZipRecruiter, Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.
On May 25, 2021, the Company issued a press release that supplements and updates the information contained in the Registration Statement. A copy of the press release is attached as Appendix A.
The Company has filed a registration statement (including a prospectus) with the SEC relating to its Class A common stock to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and its Class A common stock. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the prospectus may be obtained from the investor relations page on ZipRecruiter’s website at ziprecruiter-investors.com under the “Financials—SEC Filings” section.
Appendix A

ZipRecruiter Expects to Begin Trading on the New York Stock Exchange on May 26, 2021
Company Also Announces Update Regarding Conversion of Shares of Class B Common Stock to Shares of Class A Common Stock
ZipRecruiter, Inc. (“ZipRecruiter”), today announced that, as of May 21, 2021, there were 73.8 million shares of Class A common stock outstanding and 30.8 million shares of Class B common stock outstanding. Each outstanding share of Class B common stock is convertible, at any time, at the option of the holder, into one share of Class A common stock.
ZipRecruiter also announced that, as of May 21, 2021, ZipRecruiter had a fully diluted capitalization of 133.1 million shares of Class A common stock and Class B common stock. This fully diluted capitalization share count includes (a) the shares of Class A common stock and Class B common stock outstanding, (b) all shares of Class A common stock and Class B common stock reserved for issuance with respect to outstanding stock options and restricted stock units, and (c) shares of Class B common stock expected to be issued upon conversion of outstanding convertible promissory notes, but does not include shares of Class A common stock and Class B common stock reserved for future issuance for future grants under ZipRecruiter’s equity compensation plans.
Only shares of Class A common stock will be listed for trading on the New York Stock Exchange. Trading of shares of Class A common stock is expected to commence on May 26, 2021. Each outstanding share of Class B common stock is convertible, at any time, at the option of the holder, into one share of Class A common stock.
ZipRecruiter has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission that registers for resale shares of Class A common stock and that was declared effective on May 14, 2021. A copy of the prospectus related to the registration statement may be obtained by visiting EDGAR on the SEC website or via the investor relations page on ZipRecruiter’s website at ziprecruiter-investors.com under the “Financials—SEC Filings” section.
Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding the date on which ZipRecruiter’s Class A common stock will be available for trading on the New York Stock Exchange. The words “believe,” “may,” “will,” “potential,” “anticipate,” “intend,” “expect,” “could,” and “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management’s expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: whether or not ZipRecruiter will consummate the proposed public direct listing, prevailing market conditions, investor demand for shares of ZipRecruiter’s Class A common stock, and the impact of general economic, industry or regulatory conditions in the United States or internationally. Further information on risks that could affect ZipRecruiter’s business and the proposed public direct listing are included in ZipRecruiter’s filings with the SEC including the Form S-1/A filed on April 30, 2021. Except as required by law, ZipRecruiter assumes no obligation to update these forward-looking statements.

Contacts:
Investors: Alex Wellins The Blueshirt Group for ZipRecruiter ir@ziprecruiter.com

Corporate Communications: Julia Pollak Public Relations, ZipRecruiter press@ziprecruiter.com